                                                                      EXHIBIT 20


CHIEF EXECUTIVE OFFICER'S MESSAGE


Dear Shareholders:

     We were saddened as we began the quarter with the very untimely death of Roger Bennett, a Century South Banks, Inc. board member, representing the Peoples Bank in Lavonia. We all extend to Roger's family and friends our deepest sympathy at the loss of this outstanding person. We also experienced the loss of one of our valued affiliate bank officers in the death of Joe Vignola in August. We want to continue to express to his family our sympathy in their loss.

     On a more positive note, I am pleased to report on the performance of your company for the third quarter of 1997. We had a significant rebound from the second quarter of 1997, and I am happy to tell you that our earnings were $2,455,000 or $0.31 per share. This compares to $2,292,000 or $0.30 per share for the third quarter of 1996. Year to date earnings now stand at $3,635,000 or $0.47 per share for the first three quarters of 1997, and, of course, were adversely affected by the special charges that were taken at the end of second quarter. However, as I am sure each of you know, the stock market has received this action, as well as the pending merger with Bank Corporation of Georgia, very positively. The result is our stock has performed extremely well having reached a new all time high of $23.00 on Monday, October 27, 1997.

     As we continue to move forward toward the merger of Century South Banks, Inc. and Bank Corporation of Georgia, we are extremely excited about the organization that is coming together. We feel that, you as shareholders, will be most pleased with the results that this fine staff of professional bankers will be able to deliver in the months and years ahead. The merger is moving toward consummation. We have received regulatory approval and the dates for the special shareholders' meetings have been set. Bank Corporation shareholders will meet December 15, 1997, to approve the merger and the existing Century South Banks, Inc. shareholders will meet December 15, 1997, to approve the issuance of the additional shares of common stock.

     As the enclosed figures reflect, we were able to maintain our provision for loan losses in the third quarter at a minimal level and also experienced a decrease in our nonperforming assets from the level of the previous quarter to $3,905,000 as compared to $4,304,000 at September 30, 1996, and $4,435,000 at
December 31, 1996. Nonperforming assets, as a percentage of loans plus foreclosed assets, were 0.73% at September 30, 1997 as compared to 0.86% at September 30, 1996 and 1.08% at December 31, 1996. All of this bodes well for our future performance and is testimony to the quality of our balance sheet.
The growth in assets in our banks have slowed somewhat and represents, for the third quarter, a 4% increase over total assets at September 30, 1996. While we would hope to see accelerated growth in assets in the coming quarters, we remain committed to maintaining a high quality balance sheet and are not willing to sacrifice quality in the interest of growth alone. We feel this action is, in the long term, for the best interest of our company and has the greatest potential for enhancing long term shareholder value. We are pleased to have continued our stated policy of increasing quarterly cash dividends and are also very pleased at the participation in our Dividend Reinvestment Plan that now represents approximately 51.37 percent of our shareholders.

     As always, we appreciate the confidence that you have shown in the management of your Company and we look forward to the merger with Bank Corporation of Georgia which will create the third largest Georgia based bank holding company and one that we feel has tremendous potential for growth in the future. We appreciate your continued business and support and welcome any comments that you might have.

                                           Sincerely,


                                           James A. Faulkner
                                           President & CEO

                   CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                   September 30,         September 30,
                                                                        1997                  1996
                                                                   -----------------------------------
                                                                        (amounts in thousands)
ASSETS
 Cash and due from banks                                                $ 26,242            $ 32,197
 Federal funds sold                                                       34,210              16,350
 Interest-earning deposits in other banks                                     91                 638
 Investment securities                                                   137,162             150,008
 Loans, net of unearned income                                           531,458             499,660
 Allowance for loan losses                                                (9,823)             (7,602)
 Premises and equipment, net                                              18,116              17,689
 Other assets                                                             18,824              18,753
                                                                   ---------------------------------
 Total assets                                                           $756,280            $727,693
                                                                   =================================


LIABILITIES
 Noninterest-bearing deposits                                           $ 76,356            $ 76,065
 Interest-bearing deposits                                               586,119             563,006
 Federal funds purchased                                                   2,510                   -
 Other short-term borrowings                                                   -                 340
 Federal home loan bank advances                                           6,906               7,007
 Long-term debt                                                               40                 300
 Other liabilities                                                         7,148               7,697
                                                                   ---------------------------------
 Total liabilities                                                       679,079             654,415
                                                                   ---------------------------------

SHAREHOLDERS' EQUITY
 Common stock                                                              7,826               7,826
 Additional paid-in capital                                               28,855              28,780
 Retained earnings                                                        40,600              37,902
 Reduction for esop loan guarantee                                             -                (190)
 Common stock in treasury, at cost                                          (306)               (337)
 Net unrealized gain (loss) on investment securities                         226                (703)

 Total shareholders' equity                                               77,201              73,278
                                                                   ---------------------------------
 Total liabilities and shareholders' equity                             $756,280            $727,693
                                                                   =================================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                        Three months ended              Nine months ended
                                                           September 30,                  September 30,
                                                       1997            1996           1997            1996
                                                 --------------------------------------------------------------
                                                          (amounts in thousands, except per share data)

    Interest income                                     $ 16,385        $ 15,615       $ 48,225        $ 46,935
    Interest expense                                       7,512           7,087         22,266          21,766
                                                 --------------------------------------------------------------
    Net interest income                                    8,873           8,528         25,959          25,169
    Provision for loan losses                                 68             343          4,737           1,213
    Noninterest income                                     1,668           1,519          4,909           5,020
    Noninterest expense                                    6,590           6,419         21,109          18,723
    Income tax expense                                     1,428             993          1,387           3,150
                                                 --------------------------------------------------------------
    Net income                                          $  2,455        $  2,292       $  3,635        $  7,103
                                                 ==============================================================

    Weighted average common shares outstanding
      and common share equivalents                         7,794           7,776          7,794           7,775
    Net income per share                                $   0.32        $   0.30       $   0.47        $   0.91
    Dividends declared per share                        $0.10500        $0.10000       $0.31125        $0.29625

                                                               CenturySouthbanks
--------------------------------------------------------------------------------
                                                                            Inc.

SENIOR OFFICERS
--------------------------------------------------------------------------------
J. Russell Ivie                                                   Chairman
James A. Faulkner                                          President & CEO
Susan J. Anderson                  Senior Vice President/Sec.-Treas. & CFO
Tony E. Collins                                Senior Vice President & COO
Gary L. Evans                  Senior Vice President/Asst. Secretary & CCO
Charles A. Langford                              Senior Investment Officer


DIRECTORS
--------------------------------------------------------------------------------
J. Russell Ivie, Chairman         Dudley K. Owens
E.H. Chambers, Jr.                William D. Reeves
William L. Dhandler               C.J. (Jim) Sisson
Clarence B. Denard                E. Paul Stringer
James A. Faulkner                 Myron B. Turner
Thomas T. Folger, Jr.             Al. J. Wimpy
Sherman Green                     George A. Winn


DIRECTORS EMERITUS
--------------------------------------------------------------------------------
J. Marvin Anderson                James H. Sanders, Sr.
Glen W. Marshall                  Forrest J. Sisk, Sr.
Rodney B. McCombs


AFFILIATES
--------------------------------------------------------------------------------
Bank of Dahlonega                       Fannin County Bank, N.A.
60 Main Street West                     480 W. First Street
Dahlonega, GA  30533                    Blue Ridge, GA  30513
John L. Lewis, President                Steve M. Eaton, President
706-864-3314                            706-632-2075

The Bank of Ellijay                     Gwinnett National Bank
Sand and Broad Street                   3200 Peachtree Industrial Boulevard
Ellijay, GA  30540                      Duluth, GA  30136
C. Paul Nealey, President               Terry Evans, President
706-276-3400                            770-497-9797

First Bank of  Polk County              First Community Bank of Dawsonville
40 Ocoee Street                         136 Highway 400 South
Copperhill, TN  37317                   Dawsonville, GA  30534
David E. Adkisson, President            Gary L. Evans, President
423-496-3261                            706-216-5050

Georgia First Bank                      Peoples Bank
455 Jesse Jewell Parkway                13321 Jones Street
Gainesville, GA  30501                  Lavonia, GA  30553
Andrew K. Walker, President             J. Douglas Cleveland, President
770-535-8000                            706-356-8040

First National Bank of Union County     Bank of Danielsville
420 Blue Ridge Highway                  Courthouse Square
Blairsville, GA  30512                  Danielsville, GA  30633
Rodney B. McCombs, Interim President    L. Banister Sexton, President
706-745-5571                            706-795-2121

                        FINANCIAL HIGHLIGHTS (UNAUDITED)

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------
                                                  AS OF  AND FOR NINE MONTHS
                                                     ENDED SEPTEMBER 30,
                                                    1997              1996         PERCENTAGE  CHANGE
                                            -----------------------------------------------------------
                                             (amounts in thousands, except per share data)

Loans, net                                    $521,635             $492,058                6.01%
Deposits                                       662,475              639,071                3.66
Total assets                                   756,280              727,693                3.93
Shareholders' equity                            77,201               73,278                5.35
Net income                                       3,635                7,103              (48.82)
Book value per share                              9.94                 9.44                5.30
Net income per share                              0.47                 0.91              (48.35)
Weighted average common shares outstanding
    and common share equivalents                 7,794                7,775                0.24
Nonperforming loans                              2,101                2,455              (14.42)
Other real estate and other
   nonperforming assets                          1,804                1,849               (2.43)

FINANCIAL RATIOS
--------------------------------------------------------------------------------------------------------

Return on average assets                         0.65%                 1.33%             (51.13)%
Return on average shareholders' equity           6.38                 13.36               (52.25)
Net interest margin (taxable equivalent)         5.12                  5.22                (1.92)
Allowance for loan losses to loans               1.85                  1.52                21.71
Nonperforming assets to total assets             0.52                  0.59               (11.86)

                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
STOCK INFORMATION

Century South Banks, Inc. ("CSBI") lists its stock for trading on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). The ticker tape symbol is "CSBI". Market price for the quarter ended September 30, 1997:

       Three month high .........................  $ 20.25
       Three month low ..........................  $ 18.00
       Closing price ............................  $ 20.25

--------------------------------------------------------------------------------
SHAREHOLDER SERVICES
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
       Century South Banks, Inc.
       Shareholder Relations
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111

--------------------------------------------------------------------------------
DIVIDEND REINVESTMENT PLAN/CASH CONTRIBUTIONS
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
       Century South Banks, Inc.
       Cividend Reinvestment Plan/Cash Contributions
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111

--------------------------------------------------------------------------------
INVESTOR RELATIONS
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact:
       James A. Faulkner   Susan J. Anderson
       President & CEO  or Senior Vice President & CFO
       (706) 864-3915      (706) 864-3915